Exhibit 10.01
December 1, 2008
Kiran M. Patel
Amended and Restated Employment Agreement
Dear Kiran:
     On behalf of Intuit Inc. (“Intuit” or the “Company”), I am pleased to offer you a promotion to the position of Executive Vice President, Small Business Ecosystem on the terms set forth below. In light of this promotion and the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) Intuit has reviewed the terms of your employment offer letter of August 29, 2005 and has concluded that certain amendments to your employment offer letter are desirable. This letter amends and restates in its entirety your Employment Agreement dated August 29, 2005, and is intended to clarify the terms of your promotion and bring your employment agreement into documentary compliance with the requirements for administration under Section 409A.
     1. Position. You will be employed by Intuit and appointed as its Executive Vice President, Small Business Ecosystem, effective December 2, 2008 (the “Promotion Date”) and continuing thereafter until termination pursuant to Section 8. You will continue to report to the President and Chief Executive Officer of Intuit. You will be expected to devote your full working time and attention to the business of Intuit, and you will not render services to any other business without the prior approval of the Board of Directors or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment. As EVP of the Small Business Ecosystem, it is expected that a significant portion of your time will be spent in our Woodland Hills office. In the event that you need to relocate from San Diego, your relocation costs associated with your move will be covered in accordance with our policy.
     2. Base Salary. Your base annual salary will be $700,000, payable in accordance with Intuit’s normal payroll practices with such payroll deductions and withholdings as are required by law. Your base salary will be reviewed on an annual basis and increased from time to time, but such compensation shall not be reduced below $700,000 during your term of employment.
     3. Bonus. You will be eligible to receive a target annual bonus of 100% of your annual base salary (the “Target Bonus”) in accordance with an Intuit incentive compensation plan.
     4. Deferred Compensation Plan Contributions. You will be eligible to elect to participate in Intuit’s Non-Qualified Deferred Compensation Plan and the Management Stock Purchase Plan (the “MSPP”), in accordance with the terms and conditions of those plans. For purposes of the MSPP, your maximum match will remain at 1,500 RSUs per year.
     5. Stock Options &RSUs. You will be eligible to receive an additional grant of stock options and/or restricted stock units during Intuit’s focal review based on your performance throughout the 2009 fiscal year.
     6. Other Benefits. You will be continue to be eligible for health insurance, 401(k), employee stock purchase plan and other benefits generally offered to all Intuit senior executives of similar rank and status. As an executive at Intuit, you will be exempt from the normal limits on vacation as defined in Intuit’s standard policy and Intuit will not accrue paid vacation time or floating holidays for you. It is expected that you will take paid time off as needed and at your discretion, subject only to the approval of the CEO.
     7. Share Ownership and Matching Unit Program. As an Executive Vice President, you will participate in Intuit’s Share Ownership Program which requires you to hold a hold a minimum of 15,000 shares of Intuit stock, in the form of shares or unvested RSUs .
     8. Employment and Termination. Your employment with Intuit will be at-will and may be terminated at any time for any reason as follows:
          (a) You may terminate your employment upon written notice to the President and Chief Executive Officer of Intuit at any time for “Good Reason,” provided such termination occurs before the first anniversary of the date on which first occurs an event constituting “Good Reason,” as defined below (an “Involuntary Termination”), and further provided that your notice of termination of employment on this basis is delivered to Intuit within the 90 days following the occurrence of the event constituting Good Reason, and that such termination is not effective until the end of a period of not less than 30 days from the date of delivery of such notice to Intuit, during which Intuit may cure such occurrence;
          (b) You may terminate your employment upon written notice to the President and Chief Executive Officer of Intuit at any time in your discretion without Good Reason (“Voluntary Termination”);
          (c) Intuit may terminate your employment upon written notice to you at any time following a determination by the President and Chief Executive Officer that there is “Cause,” as defined below, for such termination (“Termination for Cause”);
          (d) Intuit may terminate your employment upon written notice to you at any time in the sole discretion of the President and Chief Executive Officer without a determination that there is Cause for such termination (“Termination without Cause”);
          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the President and Chief Executive Officer (“Termination for Death or Total Disability”); provided that “total disability” shall mean that for a period of one hundred eighty (180) days (A)(i) for so long as such definition is used for purposes of Intuit’s group life insurance and accidental death and dismemberment plan or group or long term disability plan, that you are unable to perform each of the material duties of any gainful occupation for which you are or become reasonably fitted by training, education or experience and which total disability is in fact preventing you from engaging in any employment or occupation for wage or profit; or (ii) if such definition has changed, such other definition of “total disability” as determined under Intuit’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (B) Intuit shall have received from your primary care physician a certificate that your total disability is likely to be permanent.
          (f) During the one year following a Change in Control, if your employment terminates either (i) because you are not a Section 16 Officer of the surviving entity or acquirer that results from such Change in Control and you give written notice within 90 days of such occurrence that if not remedied within 30 days from delivery of the notice your employment will then terminate, or (ii) due to Involuntary Termination or Termination without Cause (a “Termination Following a Change in Control”).
     9. Definitions. As used in this agreement, the following terms have the following meanings:
          (a) “Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Executive Vice President or a change in your relationship such that you no longer report directly to the Chief Executive Officer; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your consent or material breach by Intuit of any of its obligations hereunder; (iii) failure of any successor to assume this agreement pursuant to Section 15(d) below; or (iv) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from Intuit’s current headquarters;
          (b) “Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.
          (c) “Change in Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Promotion Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Commencement Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.
     10. Separation Benefits. Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.
          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any severance benefits.
          (b) In the event of your Involuntary Termination or Termination without Cause, conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors in a form acceptable to the Company and your satisfying all conditions to make the release effective and irrevocable within 45 days after the date of such termination of employment, you will be entitled to a single lump sum severance payment equal to eighteen (18) months of your current annual base salary and one and one-half times your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable upon the effective date of your “separation from service” (as defined in Treas. Reg. 1.409A-1(h)).
          (c) In the event of your Termination Following a Change in Control, conditioned upon your execution of a release and waiver of claims against the Company, its officers and directors in a form acceptable to the Company, you will be entitled to a single lump sum severance payment equal to eighteen (18) months of your current annual base salary and one and one-half times your Target Bonus for the then current fiscal year (less applicable deductions and withholdings) payable within thirty (30) days after the effective date of your termination.
          (d) If your severance benefits provided for in this Section 10 constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then your severance benefits under this Section 10 will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of severance and other benefits. If payment is to be in a lesser amount then reduction shall occur in the following order: (i) reduction of payments of cash; and (ii) cancellation of accelerated vesting any equity awards for which vesting acceleration is provided; and in each case reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A.
          (e) No payments due you hereunder shall be subject to mitigation or offset.
     11. Indemnification Agreement. Your indemnification agreement will remain in full force and effect.
     12. Confidential Information and Invention Assignment Agreement. Your Employee Invention Assignment and Confidentiality Agreement will remain in full force and effect
     13. Nonsolicitation. During the term of your employment with Intuit and for one year thereafter, you will not, on behalf of yourself or any third party, solicit or attempt to induce any employee of Intuit to terminate his or her employment with Intuit.
     14. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.
     15. Miscellaneous.
          (a) Authority to Enter into Agreement. Intuit represents that its President and Chief Executive Officer has due authority to execute and deliver this agreement on behalf of Intuit.
          (b) Absence of Conflicts. You continue to represent that your performance of your duties under this agreement will not breach any other agreement as to which you are a party.
          (c) Attorneys Fees. If a legal action or other proceeding is brought for enforcement of this agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

          (d) Successors. This agreement is binding on and may be enforced by Intuit and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Intuit or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Intuit’s obligations under this agreement.
          (e) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Intuit in writing, with a copy to legal counsel you designate. Notices to Intuit will be addressed to its General Counsel at Intuit’s corporate headquarters.
          (f) Waiver. No provision of this agreement will be modified or waived except in writing signed by you and an officer of Intuit duly authorized by its Board of Directors. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this agreement.
          (g) Entire Agreement. This agreement, including the attached exhibits, represents the entire agreement between us concerning the subject matter of your employment by Intuit.
          (h) Governing Law. This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
Kiran, we are very pleased to extend you this promotion. Please indicate your acceptance of the terms of this agreement by signing in the place indicated below.

Very truly yours,	Accepted:

Brad D. Smith	Kiran M. Patel
President and Chief Executive Officer,
Intuit Inc.